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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               TRIAD PARK, LLC
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:
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COMPANY PRESS RELEASE

TRIAD PARK LLC SHAREHOLDERS REJECT MERGER AGREEMENT


LIVERMORE, Calif. -- March 30, 1998 -- At a Special Meeting of the Shareholders held Saturday, March 28, 1998 the proposed Agreement of Merger between Triad Park LLC (ticker TDPK), TKG and TKG Acquisition LLC was rejected.

The shareholders were asked to vote upon a proposal to approve an Agreement of Merger dated Feb. 1, 1998 and amended as of Feb. 12, 1998, by and among Triad Park, LLC, The Kontrabecki Group, Inc. and TKG Acquisition Company, LLC. The merger would have converted each outstanding share into the right to receive $1.65125 in cash.

With 81.5% of Triad Park's outstanding shares voting, the final results certified by the independent inspector of elections were, approximately 60% against approval of the proposal, and 21% voted for the merger, with the remaining being abstentions.

Although the rejection of the Agreement of Merger by Triad Park's shareholders does not automatically terminate the Agreement of Merger, it does give the Triad Park Advisory Board a right of termination. The Advisory Board expects to address this issue in the next several days.

Triad Park was created in February 1997 upon the acquisition of Triad Systems Corporation by Cooperative Computing, Inc. of Austin, Texas. Shareholders of Triad System Corporation received one Triad Park membership share for each share of Triad Systems Corporation common stock. Triad Park's assets consist of approximately 300 acres of property formerly owned by Triad Systems Corporation and the company's 220,000 square-foot headquarters facility.

Triad Park also assumed approximately $20.7 million of indebtedness previously secured by the spun-off real estate and was formed to liquidate its real estate portfolio, with proceeds used to pay expenses (including taxes), repay secured debt and distribute any remaining proceeds to holders of Triad Park membership interests.